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Press Release                                                     Exhibit (a)(4)
SEMINIS, INC.


                                                     CONTACT:
                                                     Enrique Osorio
                                                     805-647-1572
                                                     enrique.osorio@seminis.com
                                                     Patrick Turner
                                                     805-647-1572
                                                     patrick.turner@seminis.com

SEMINIS STOCKHOLDERS APPROVE MERGER

OXNARD, Calif. -- September 8, 2003 -- Seminis, Inc. (Nasdaq: SMNS) today announced that its stockholders approved its previously announced merger agreement relating to the proposed transaction with Fox Paine & Company, LLC, a San Francisco based private equity firm, Savia, S.A. de C.V., Seminis' majority stockholder, and certain related parties. Subject to satisfaction of applicable closing conditions, including obtaining the necessary financing, Seminis currently expects to complete the merger by the end of September 2003. Following completion of the merger, public holders of approximately 15.1 million Seminis shares will receive cash consideration of $3.78 per share, Seminis will be privately held and Seminis shares will no longer be listed on The Nasdaq National Market.

ABOUT SEMINIS

Seminis, Inc. is the largest developer, producer and marketer of vegetable and fruit seeds in the world. Seminis uses seeds as the delivery vehicle for innovative agricultural technology. Its products are designed to reduce the need for agricultural chemicals, increase crop yield, reduce spoilage, offer longer shelf life, and create better tasting foods and foods with better nutritional content. Seminis has established a worldwide presence and global distribution network that spans 150 countries and territories.

All statements in this press release other than statements of historical facts are forward looking statements, including without limitation statements regarding the Company's financial position, business strategy, plans, and objectives of management and industry conditions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The following factors, among others, may affect the Company's actual results and could cause such results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company: competitive factors, agribusiness risks, governmental and economic risks associated with foreign operations, commercial success of new products, proprietary protection of and advances in technology and the possible need for additional financing. Further information on the factors that could affect the Company's financial results is contained in the Company's latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

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